Exhibit 10.6

Re: Employment Terms

Dear            :

On behalf of Oportun, Inc. and Oportun Financial Corporation (collectively, the “Company”), I am pleased to confirm the terms of your continuing employment with the Company pursuant to this letter agreement, including exhibits (the “Agreement”).

Employment Position; Duties. You will continue to be employed as the Company’s                    . In this position, you will continue to report directly to the Company’s Chief Executive Officer. Your primary work location will be the Company’s offices in San Carlos, California, and your position may require business travel. During the term of your employment with the Company you will devote your best efforts and full business time, skill and attention to your duties and responsibilities.

Salary and Incentive Compensation. Your current annual base salary is $            , which is payable on the Company’s normal payroll schedule. You will also be eligible to participate in the Company’s annual incentive program for executive officers in accordance with its terms, with performance metrics that are established by the board of directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) in their sole discretion. Your target bonus is    % of your annual base salary. Whether you receive an annual bonus for a given year, and the actual amount of such bonus, will be determined by the Committee in its sole discretion based on Company performance and your individual achievements. You must be an employee on the annual bonus payment date to be eligible to receive an annual bonus; no partial or prorated bonuses will be provided. The annual bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year. Your compensation will be subject to periodic review in accordance with Company practices.

Employee Benefits. As a Company employee, you will continue to be eligible to participate in the Company’s employee benefit programs in accordance with their terms. You will continue to accrue paid time off and sick leave in accordance with the Company’s policies. You will also continue to be entitled to indemnification in accordance with the Company’s Bylaws and the terms of the Indemnity Agreement between you and the Company dated            (the “Indemnity Agreement”).

Business Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in connection with the performance of your duties, in accordance with the Company’s expense reimbursement policy and requirements of the Internal Revenue Code as in effect from time to time.

Severance Benefits. You are eligible to receive severance benefits in accordance with the severance policy attached to this Agreement as Exhibit A (the “Severance Policy”), which is made a part of this Agreement by reference. By executing this Agreement, you agree to be subject to the terms of the Severance Policy, and you acknowledge and agree that the Severance Policy supersedes any other severance or change in control benefits contained in the Prior Agreements (defined below) or otherwise.

Oportun, Inc. • 2 Circle Star Way • San Carlos, CA 94070

www.oportun.com

Equity Awards. Your existing equity awards will continue to be governed by the terms of the applicable equity plan and award agreements. You may be eligible for future equity awards in the discretion of the Committee.

At-Will Employment. Your employment with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time in the sole discretion of the Company. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company and may not be changed, except in an express writing signed by you and a duly authorized member of the Board.

Outside Activities. During your employment with the Company, you may engage in civic and not-for-profit activities and/or serve on the boards of directors of non-competitive private or public companies; so long as such activities do not materially interfere with the performance of your duties or present a conflict of interest with the Company. You agree that you will not engage in any other employment, consulting, or other business activity for which you receive remuneration, other than service that has been previously approved by the Company, without the prior written consent of the Board. You must also obtain the prior written consent of the Company’s Legal Department in order to engage in certain activities with any competitors, customers or service providers of the Company, as provided in the Company’s Code of Business Conduct. The Board may rescind its consent to any outside board service or other such activities if the Board determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company. In addition, you agree that you will not assist any person or entity in competing (or preparing to compete) with the Company, or in hiring any employees or consultants of the Company.

Company Policies; Proprietary Information Agreement. You are expected to continue complying with the Company’s policies and procedures, as adopted or modified by the Company and communicated in writing (including electronically) from time to time. Further, you remain subject to the terms of your Proprietary Information and Inventions Agreement with the Company dated            (the “PIIA”).

Taxes. All payments and benefits provided for in this Agreement (including under the Severance Policy) will be subject to applicable tax withholdings and deductions. The payments and benefits under the Agreement and the Severance Policy are intended to qualify for an exemption from, or to comply with, Section 409A of the Internal Revenue Code of 1986, as amended and the terms of this Agreement will be interpreted accordingly.

Agreement to Arbitrate. You acknowledge that you remain subject to the terms of your Mutual Agreement to Arbitrate between you and the Company dated            (the “Arbitration Agreement”).

Oportun, Inc. • 2 Circle Star Way • San Carlos, CA 94070

www.oportun.com

Entire Agreement; Other Terms. This Agreement, together with your PIIA, Arbitration Agreement and Indemnity Agreement, form the complete and exclusive statement of your agreement with the Company regarding your employment terms, and they supersede and replace Offer Letter between you and the Company dated            (the “Prior Agreements”) and all other or prior agreements, whether oral or written, with respect to your employment terms with the Company. This Agreement will be governed by and construed in accordance with the laws of the State of California. This Agreement may not be amended, modified or waived (except with respect to changes that are reserved in this Agreement to the discretion of the Company or the Board) unless agreed to in writing by you and a member of the Board. The invalidity of any provision of this Agreement will not affect the validity of any other provision of this Agreement. This Agreement and any other related agreement between you and the Company may be delivered in counterparts via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please confirm your acceptance of these terms by signing and dating this Agreement.

Sincerely,

Oportun Financial Corporation

Agreed and Accepted:

Date

Oportun, Inc. • 2 Circle Star Way • San Carlos, CA 94070

www.oportun.com

EXHIBIT A

Executive Severance and Change in Control Policy